EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in amendment No. 2 to the registration statement on Form S-1 of our report dated April 28, 2009, except for changes related to the adoption of ASR No. 268 and FSP 150-5, as explained in Note 16, as to which the date is February 11, 2010, and except for changes related to the cash flow statement as explained in Note 16, as to which the date is May 14, 2010, relating to the financial statements of NEXX Systems, Inc. for the year ended December 31, 2008 appearing in the prospectus, which is part of the registration statement.

We also consent to the reference to us under the heading “Experts” in the prospectus.

/S/ PARENT, MCLAUGHLIN & NANGLE, CERTIFIED PUBLIC ACCOUNTANTS, INC.

Boston, Massachusetts
May 14, 2010